EXHIBIT 10(iii)(x)
- ------------------

July 29, 1996


Mr. Gilbert C. Osnos
Osnos & Company, Inc.
230 Park Avenue
Suite C-301
New York, NY  10169

Dear Gil:

The Board of Directors of County Seat, Inc. ("the Company") wishes to engage professional management assistance to provide general management of the Company's operating and business affairs and to assist the Company, to the extent possible, in seeking and finding solutions to certain problems within the sphere of management direction and planning.

The Company hereby agrees to engage Osnos & Company, Inc. ("GCO"), a
New York corporation, effective as of July 29, 1996, for the purpose of managing the Company during the critical period ahead. GCO will provide Gilbert C. Osnos to serve as interim chief executive officer of the Company and Robert Rimmer to serve as a consultant, subject to the following terms and conditions:

1.	GCO shall have full access to all personnel and a relationship with the entire internal organization much like that of the chief executive officer, although the relationship of GCO to the Company shall, at all times, be that of an independent contractor.

2.	GCO shall review and approve all financial and operating
policies, plans and programs and shall participate in any major decision, which might have a significant impact on such policies.

3.	GCO shall be subject solely to the control of the Board of
Directors of the Company. Except for such control, GCO shall not be subject to the control of any other person or persons.

4.	GCO shall be compensated for its services pursuant to the
engagement at the rate of $60,000 for the first month, $40,000 for the second month, and $50,000 per month thereafter plus expenses. There shall be an initial payment of $30,000 as a client deposit, which will be refunded to the extent that at the end of the assignment the total amount billed to the Company by GCO, less the payments made to GCO, does not equal or exceed the amount of such deposit.
Fees and expenses shall be billed monthly, and all invoices are due and payable upon receipt.

5.	In consideration of GCO's undertaking to discharge the
responsibilities of the engagement, as set forth above, the Company shall and does, hereby forever release, remise and discharge, agree to indemnify, pay on demand, and hold harmless, GCO, its agents, attorneys, employees, and representatives, from any and all claims, costs, demands, actions, or liabilities, whatsoever, in law or equity, which may result from any act or failure to act in what they, in good faith, believe to be the best interests of the Company, its creditors or stockholders except for any such act or failure to act constituting gross negligence.

6.	This engagement of GCO shall continue at the pleasure of
the Board of Directors and may be terminated at any time by resolution of the Board of Directors, a certified copy of which shall be delivered to GCO. GCO shall have the option to terminate its employment at any time upon notification to the Board of Directors of its desire to terminate. Monthly compensation will be prorated for any portion of a month to the date of termination. The obligations under Sections 7 and 8 below shall survive the termination of this engagement.

7.	The Company shall retain exclusive rights to ownership of
all work-product hereunder.

8.	GCO will maintain, in strict confidence, any and all
information of a non-public nature relating to the Company or any of its subsidiaries or any of their businesses that it may gain or develop in the course of its engagement by the Company (including its own work-product and advice to the Company), and will not disclose any such information to any person during or after its engagement by the Company except with the written consent of the Company or as required by law or court order. Upon termination of this engagement GCO will, if requested, return to the Company, all materials of a non-public nature received from the Company in the course of its engagement and will either deliver to the Company or destroy any copies thereof that it may have made or received.

If this reflects our mutual understanding of the terms and conditions of your engagement, please sign the enclosed copy of this letter and return it to me.

Sincerely,

COUNTY SEAT, INC.

By:
		David Pulver
		Chairman, Executive Committee
		of the Board of Directors


Accepted and Agreed to this __________ day of

_____________________, 1996.

OSNOS & COMPANY

By:
                     	Gilbert C. Osnos